Exhibit 99.1

HECKMANN CORPORATION REPORTS FIRST QUARTER 2010

FINANCIAL RESULTS

Initial Revenues from Heckmann Water Resources’ Haynesville Shale Pipeline

Reflected in First Quarter 2010 Results

Palm Desert, CA — May 6, 2010 — Heckmann Corporation of Palm Desert, California (NYSE: HEK, HEK.U, HEK.WS) today announced financial results for the first quarter ended March 31, 2010.

The comparable year-over-year results (first quarter 2009) reflect principally the operating results of the company’s subsidiary China Water and Drinks, Inc. (China Water) which was acquired by Heckmann Corporation on October 30, 2008. Financials for the first quarter of 2010 include the operating results of Heckmann Water Resources (HWR), the successor of companies acquired July 1, 2009. The company’s water pipeline was completed at the end of January 2010 and commenced operations in February 2010.

First Quarter 2010 Financial Results

Revenues for the first quarter ended March 31, 2010 totaled $8.6 million compared with $7.8 million for the same year-ago period.

Net loss for the first quarter of 2010 was ($0.3 million) or break-even on a per share basis compared with a net loss of ($186.2 million), or ($1.69) per share for the first quarter of 2009, which included a $184.0 million non-cash goodwill impairment charge associated with the China Water acquisition.

Adjusted EBITDA for the three months ended March 31, 2010 totaled $0.4 million compared with adjusted EBITDA of $0.3 million for the same year-ago period.

Heckmann Corporation

Heckmann Corporation maintained a virtually debt-free balance sheet as of March 31, 2010, with cash and cash equivalents, investments and marketable securities totaling approximately $246.0 million. Total assets were $359.0 million and equity totaled $320.8 million at March 31, 2010.

Commentary

Mr. Richard J. Heckmann, Chairman and CEO of Heckmann Corporation, stated, “This quarter was an important one because with the impairment and restructuring charges related to China Water behind us, we were able to focus our full attention on our growing businesses. In Texas, our pipeline is completed and operating through its start-up phase. We continue to add customers and are confident that we will be handling an average of 50,000 barrels per day by the end of the second quarter. Our expansion into the Marcellus Shale area is also progressing on track, and we intend to enter the mobile treatment business this year to address a high demand opportunity for water processing solutions in the oil & gas sector.”

Mr. Heckmann continued, “In its seasonally slowest quarter, China Water exceeded our expectations and performed significantly better than in the year-ago period. The recent introduction of our new HOWMAX private-label fruit-flavored drink product is proceeding as projected and is being launched to coincide with the World Expo 2010 in Shanghai. With our balance sheet strong and our businesses growing, we are continuing to look for attractive and complementary expansion opportunities, and we look forward to the coming quarters when we expect that both segments will begin to hit their operating targets.”

Business Highlights and Performance Metrics

Heckmann Water Resources

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The Company commenced commercial operations in February of 2010 of its 50-mile pipeline in the Haynesville Shale in East Texas and Northwest Louisiana. 46% of the pipeline capacity is currently committed under multiyear contracts.

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At quarter end, HWR handled an average of 36,000 barrels of produced, pit, and flow-back water per day. HWR expects to reach its run rate handling goal of 100,000 barrels for disposal per day by the end of the fourth quarter of 2010.

Heckmann Water Solutions

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As previously announced on February 9, 2010, the Company entered into a joint venture agreement with Energy Transfer Partners LP. (NYSE: ETP) to develop and implement transportation and treatment solutions for supply, drilling, flow back, produced, and other types of discharged waters generated in the Marcellus and Haynesville Shale natural gas development areas. The venture, operating as Energy Transfer Water Solutions, is jointly funded and operated by the two companies on a 50/50 basis and is designed to exploit the parties’ combined expertise in developing pipeline infrastructure and corresponding treatment facilities.

Heckmann Corporation

•	Heckmann and ETP are working on several potential projects and have begun engineering, design, mapping, and site analysis for construction of water pipelines, treatment and other related facilities.

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Heckmann is also moving forward with interim mobile treatment solutions for handling lower water volumes on individual well sites while larger water infrastructure is developed. The Company is now meeting with the Marcellus Shale area oil and gas customer base and offering mobile treatment solutions in Pennsylvania and West Virginia.

China Water and Drinks, Inc.

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China Water delivered over 103 million bottles of water in the first quarter of 2010, and Coca-Cola represented 53% of sales. Gross margin on China Water revenues was 20.6% for the first quarter of 2010.

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An R&D facility was opened in Shanghai in January to enhance capabilities to manufacture and market new products in purified water, flavored water and spring water. A series of private-label fruit-flavored drinks called HOWMAX was launched in Shanghai to coincide with the May 1 opening of the World EXPO 2010. In support of the new product launch 250,000 bottles were delivered to retail outlets in April and an additional 500,000 will be delivered in May. Six chain stores have signed marketing and distribution agreements for these new products, with an additional 11 groups to be added in May.

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The Company continued the share cancellation and recovery plan to recover an additional 8.7 million shares from Xu Hong Bin and other former China Water insiders, and the litigation against Xu in the Delaware Chancery Court is progressing through the discovery phase.

Conference Call Details

Heckmann Corporation will conduct a conference call with investors and analysts today at 1:30 p.m. PT (4:30 p.m. ET). To participate on the conference call, please dial 1-877-941-4776 or 1-480-629-9762 and reference conference ID 4289309.

An audio replay of the conference call will be available approximately one hour after the conclusion of the call through May 13, 2010. The audio replay can be accessed by dialing 800-406-7325 or 303-590-3030 and entering access ID number 4289309.

A live and archived webcast of the conference call will be available on the Company’s website at http://www.heckmanncorp.com/news/.

Heckmann Corporation

About Heckmann Corporation

Heckmann Corporation (NYSE: HEK) was created to buy and build companies in the water sector. On January 30, 2010, the Company completed its 50-mile water disposal pipeline in the Haynesville Shale which can treat and dispose up to 100,000 barrels of water per day. The completion of the pipeline makes the Company one of the largest handlers of produced water in North America. On February 9, 2010, the Company announced its joint venture with Energy Transfer (NYSE: ETP) to provide turnkey transportation and treatment solutions for complicated water flows in the Marcellus and Haynesville oil and natural gas fields. In October of 2008, the Company acquired China Water & Drinks, Inc., and now operates eight bottled water facilities in the People’s Republic of China with Coca Cola as its largest customer. The Company also makes strategic minority interest investments, such as its recent investment in Underground Solutions, Inc. (OTC: UGSI), an exclusive supplier of Fusible PVC™ pipe products, and China Bottles, Inc., a bottle equipment manufacturing company in China.

Interested stockholders and investors can access additional information about Heckmann on the Company’s web site at www.heckmanncorp.com, and in documents filed with the U.S. Securities and Exchange Commission, on the SEC's web site at www.sec.gov.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in the Company’s filings with the Securities and Exchange Commission and available at www.sec.gov as well as the Company’s website at www.heckmanncorp.com. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Heckmann Corporation

Investor Relations Contact:

Kristen McNally

The Piacente Group, Inc.

Tel. +1 212 481 2050

heckmann@tpg-ir.com

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Heckmann Corporation

HECKMANN CORPORATION AND SUBSIDARIES

Consolidated Balance Sheets

(In thousands, except share data)

	March 31, 2010	December 31, 2009
ASSETS
Current Assets
Cash and cash equivalents	$160,551	$136,050
Certificates of deposit	10,513	10,513
Marketable securities	28,653	16,020
Accounts receivable, net	6,666	5,873
Inventories, net	3,285	2,896
Prepaid expenses and other receivables	3,464	4,461
Other current assets	401	278

Total current assets	213,533	176,091
Property, plant and equipment, net	57,421	53,520
Marketable securities	39,545	86,638
Equity investments	11,329	11,229
Intangible assets, net	23,143	23,507
Goodwill	13,598	13,598
Other	452	406

TOTAL ASSETS	$359,021	$364,989

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$14,823	$19,501
Deferred revenue	866	946
Accrued expenses	11,522	13,443
Current portion of long term debt	2,760	1,398
Due to related parties	1,426	1,472
Deferred income taxes	9	178

Total current liabilities	31,406	36,938
Acquisition consideration payable	1,910	1,910
Long-term debt, less current portion	439	439
Other LT Liabilities	4,510	4,672

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Heckmann Corporation

Equity:

Preferred stock, $0.001 par value, 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value: 500,000,000 authorized, 125,282,740 shares issued and 108,750,650 shares outstanding at March 31, 2010 and December 31, 2009	124	124
Additional paid-in capital	746,328	746,077
Purchased warrants	(4,810)	(4,810)
Treasury stock	(14,000)	(14,000)
Accumulated deficit	(409,394)	(409,166)
Accumulated other comprehensive income	383	643

Total equity of Heckmann Corporation	318,631	318,868

Noncontrolling interest	2,125	2,162

TOTAL EQUITY	320,756	321,030

TOTAL LIABILITIES AND EQUITY	$359,021	$364,989

Heckmann Corporation

HECKMANN CORPORATION AND SUBSIDARIES

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2010	2009
	(unaudited)	(unaudited)
Revenue	$8,605	$7,803
Cost of goods sold	6,822	5,191

Gross profit	1,783	2,612
Operating expenses:
Selling and marketing	509	407
General and administrative	2,806	5,390
Goodwill impairment	—	184,000

Total operating expenses	3,315	189,797

Loss from operations	(1,532)	(187,185)
Interest income, net	744	1,213
Income (loss) from equity method investment	50	(29)
Other, net	331	206

Loss before income taxes	(407)	(185,795)
Income tax (benefit) expense	(142)	368

Net loss	(265)	(186,163)

Less: Net income (loss) attributable to the noncontrolling interest	37	(137)

Net loss attributable to the Company	$(228)	$(186,300)

Loss per share attributable to the Company’s common shareholders - basic and diluted	$(0.00)	$(1.69)

Weighted average number of shares outstanding - basic and diluted	108,750,650	110,074,233

Heckmann Corporation

HECKMANN CORPORATION AND SUBSIDIARIES

Adjusted EBITDA for the Three Months Ended March 31, 2010

(in millions)

Pretax income	$(0.4)
Less: Interest income	(0.7)
Add:
Depreciation	0.9
Amortization	0.4
Xu legal	0.2

Adjusted EBITDA	$0.4

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